                                                                     EXHIBIT 7.6

VIA FACSIMILE
--------------

                                 March 2, 2000


Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California  91320-1799

Attn:  General Counsel
Telecopy No. :  (805) 499-8011

Ladies and Gentlemen:

          In accordance with the Class D Convertible Preferred Stock Purchase Agreement dated as of August 31, 1990 (the "Stock Purchase Agreement") by and between Regeneron Pharmaceuticals, Inc. (the "Company"), and Amgen Inc. ("Amgen") and the Registration Rights Agreement dated as of April 15, 1996 (the "Registration Rights Agreement" and, together with the Stock Purchase Agreement, the "Agreements") by and between the Company and Amgen, we hereby notify you that the Company intends to file a Registration Statement (the "Registration Statement") for the offering (the "Offering") and sale of the shares of common stock of the Company (the "Common Stock").

          The parties hereto have agreed as follows:

                1. As of the date hereof, Amgen shall fully exercise its rights under the Warrant Agreement between the Company and Amgen, dated as of April 15, 1996, as amended by Amendment No. 1 to Warrant Agreement, dated as of the date hereof, in accordance with Schedule I hereto.

                2. Upon execution of a definitive underwriting agreement between the Company and the underwriters with respect to the Offering, Amgen shall grant to the underwriters of the Offering an option to purchase from Amgen shares of the Company's Common Stock to cover the full amount of the underwriters' over-allotment option. No such over-allotment option will be granted by the Company. Both parties agree to comply with all of the provisions of the Agreements with respect to the registration and sale of such shares of Common Stock, subject to Section 4(c) below, as though the shares covered by the underwriters' over-allotment option were registered pursuant to the piggyback provisions of the Agreements. The Company agrees that the underwriting agreement to be entered into by the Company and the
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underwriters with respect to the Offering shall not be inconsistent with the provisions of this letter agreement.

                3. The Company agrees that other than the sale by Amgen of the Common Stock held by it pursuant to any exercise by the underwriters of the over-allotment option, the Offering shall consist solely of a primary offering of shares of Common Stock by the Company and no other holder of securities of the Company shall participate in the Offering.

                4. Other than the transactions contemplated hereunder, Amgen agrees not to sell or transfer any shares of Common Stock of the Company for a period beginning on the date hereof until the effective date of the Registration Statement, provided that in no event shall this period exceed ten (10) weeks from the date hereof (the "Initial Lock-Up Period").

                (a) Specifically, during the Initial Lock-Up Period, Amgen shall not:

                .  offer, pledge, sell or contract to sell any Common Stock,

                .  sell any option or contract to purchase any Common Stock,

                .  purchase any option or contract to sell any Common Stock,

                . grant any option, right or warrant for the sale of any Common Stock,

                .  otherwise dispose of or transfer any Common Stock, or

                . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Common Stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

                (b) This lock-up provision applies to Common Stock and to securities convertible into or exchangeable or exercisable for or repayable with Common Stock. It also applies to Common Stock owned now or acquired later by Amgen.

                (c) The Company shall comply with the provisions of Section 5(a)(ii) of the Registration Rights Agreement and Section 8.9 of the Stock Purchase Agreement except with respect to any lock-up agreement involving Procter and Gamble. The Company and Amgen agree that for purposes of this letter agreement only, the "Holdback Period" as defined in the Registration Rights Agreement shall commence on the date the Company Registration Statement (as defined in the Registration Rights Agreement) is declared effective by the Securities and Exchange Commission and shall terminate not more than 90 days thereafter.

                5. Concurrently herewith, Amgen shall deliver notice to the Company providing for the conversion effective as of the date hereof of all 788,766 shares of the Class A Stock, par value $.001 per share, of the Company held by Amgen in accordance with the terms applicable thereto.
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                              REGENERON PHARMACEUTICALS, INC.



                              By: /s/ Murray A. Goldberg
                                 _________________________
                                 Name:  Murray A. Goldberg
                                 Title: Chief Financial Officer


Accepted and Agreed as of
the date first written above:


AMGEN INC.

By: /s/ Gordon M. Binder
   _______________________
   Name:   Gordon M. Binder
   Title:  Chairman of the Board and
           Chief Executive Officer
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
                                                                   Schedule I

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Number of Shares                 Exercise Price                    Payment
====================================================================================================
700,000 shares of                $16.00 per share                  Either (i) by delivery of
Common Stock                                                       221,958 shares of Common Stock
                                                                   (valued at $50.46 per share)
                                                                   or (ii) by net exercise as
                                                                   contemplated by the Warrant
                                                                   Agreement, as amended.
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